UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

Form 10/A

(Amendment No. 1)

General Form for Registration of Securities

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

WATER NOW, INC.
(Exact name of registrant as specified in its charter)

Texas	81-1419236
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

4555 Village Creek Road
Fort Worth, Texas	76119
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (817) 908-6382

Send all correspondence to:

Water Now, Inc.

4555 Village Creek Road

Fort Worth, Texas 76119

Attn: David King

Telephone: (817) 908-6382

Copies to:

Gray Reed & McGraw LLP

1601 Elm Street, Suite 4600

Dallas, Texas 75201

Attn: David R. Earhart

Telephone: (469) 320-6041

Securities to be registered under Section 12(b) of the Act: None

Securities to be registered under Section 12(g) of the Act: Common Stock, no par value

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

TABLE OF CONTENTS

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We are filing this General Form for Registration of Securities on Form 10 to register our common stock, no par value per share (the “Common Stock”), pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Unless otherwise noted, references in this registration statement to “Water Now” or the “Company,” or pronouns such as, “we,” “our” or “us,” refer to Water Now, Inc. Once this registration statement is deemed effective, we will be subject to the requirements of Regulation 13A under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

FORWARD LOOKING STATEMENTS

There are statements in this registration statement that are not historical facts. These “forward-looking statements” can be identified by use of terminology suggesting a belief in future performance and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. For a discussion of these risks, you should read this entire registration statement carefully. Although management believes that the assumptions underlying the forward-looking statements included in this registration statement are reasonable, they do not guarantee our future performance, and actual results could differ from those contemplated by these forward-looking statements. The assumptions used for purposes of the forward-looking statements represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. In the light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this registration statement will in fact transpire. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their respective dates. We do not undertake any obligation to update or revise any forward-looking statements.

Item 1.  Business.

Company Overview

Water Now, Inc. was incorporated in Texas on February 10, 2016 to develop and commercialize a patent-pending, gas/diesel powered, portable device that processes and purifies contaminated water. Our business strategy was conceived as a result of the growing global water crisis. Today, many countries and regions are experiencing acute water shortages and we believe our technology and products are capable of generating safe drinking water from many available water sources.

Our AquaTM product line is designed to consist of small, portable units capable of providing a cost-effective, safe and efficient method of water purification. The Aqua product line requires no pre- or post-treatment of the source water, no filters, no membranes and no chemicals. The quality of water purified by the Aqua product line has been tested to meet or exceed the World Health Organization’s (“WHO”) drinking water standards.

Product Line

Three models in our product line have been developed for commercialization: the AquaTM unit, the Aqua+TM unit, and an upgraded Aqua+ unit designed for disaster relief, military and agricultural applications. The base Aqua model is capable of cleaning fresh water that is contaminated primarily with partially dissolved solid material, microorganisms and other pathogens, which can be dangerous to humans. The Aqua model has the capacity to purify up to 1,000 gallons of water per day. The Aqua+ model adds the ability to desalinate salt water, with a capacity of up to 120 gallons per day. The disaster relief configuration, which consists of an upgraded Aqua unit complemented with a reservoir mounted on a trailer, is expected to be capable of purifying up to 1,000 gallons of water per day.

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Aqua model shown above

Aqua+ model shown above

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Aqua+ model designed for disaster relief, military and agricultural applications shown above

Final design and construction of the prototypes are complete, with the Aqua+ production model available during September 2017. Base model Aqua units and disaster relief units are expected to be available starting in November 2017.

Manufacturing and Distribution

Strategy

Our distribution strategy initially is to distribute our products primarily through distributors. We anticipate that we will focus, initially, on selling our products to governmental and non-governmental organizations both inside and outside the U.S. For the foreseeable future, we do not anticipate focusing on retail distribution.

Maruyama US Inc.

Maruyama US Inc., an affiliate of Maruyama Mfg. Co., a 120 year old company headquartered in Tokyo, Japan (collectively, “Maruyama”), has been engaged to be our initial third-party contract manufacturer, and one of our distributors, of the Aqua model. We believe that Maruyama excels in producing equipment for tough commercial applications in demanding operating environments. Maruyama has manufacturing facilities in Japan, Thailand and China. We anticipate that Maruyama will provide distribution of our products through its existing distribution network. Our relationship with Maruyama is unwritten and could be terminated by either party at any time, without liability other than obligations to fulfill then-outstanding purchase orders. Our arrangement with Maruyama requires that we pay for units manufactured by Maruyama upon delivery.

Sunmark Ltd.

We have entered into a Sales Agreement with Sun Mark (Gulf) JLT, an affiliate of UK-based Sun Mark Ltd. This Sales Agreement provides that we will sell to Sun Mark a total of 10,000 units of the Aqua+ model, subject to the terms and conditions of the Sales Agreement. The Company and Sun Mark have waived the delivery schedule in the Sales Agreement. The Company anticipates that the initial delivery of approximately 100 units will occur by the end of September 2017, with additional deliveries of approximately 100 units during October 2017, and approximately 200 units in each of November and December 2017. Thereafter, the Company anticipates delivering approximately 500 units per month. The parties have agreed to adjust the sales price to $1,950 per unit. Except as provided above, the foregoing summary of the Sales Agreement is subject in all respects to the complete text thereof, which is filed as an exhibit hereto. We have not agreed to make sales to any customer other than Sun Mark.

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Materials and Suppliers

We do not expect to depend on any single source of materials for the production of our water purification products. As currently designed, the components of our Aqua units are available from various sources. We believe that all components have adequate replacements from other suppliers.

We entered into a General Assembly Agreement with Source One International Co. Ltd. (“Source One”). Pursuant to the General Assembly Agreement, Source One agrees to assemble and deliver to us our requirements of units of the Aqua+ model. Pursuant to this agreement, the Company is not required to use Source One for all of its manufacturing needs, unless Source One provides a firm sales forecast. In such event, the Company shall be required to order all products from Source One to meet such forecast. Prices for products purchased pursuant to this agreement will be in accordance with the latest price quotation provided by Source One to the Company. Source One has agreed to warrant products sold pursuant to the agreement for one year from the date of shipment. Either party may terminate the agreement, with 180 days notice, if production is not possible. Source One may also terminate the agreement in the event of certain defaults set forth in the agreement. The foregoing summary of the General Assembly Agreement is subject in all respects to the complete text thereof, which is filed as an exhibit hereto.

Currently, we purchase Ducar generators from Chongqing Dajiang Power Equipment Company, Ltd (“CDP”); however, we do not have a supplier agreement with CDP. Source One supplies the remainder of the materials for our products.

Customers

We have not made sales to any customers. Sun Mark has issued a purchase order to us for a total of 10,000 units of the Aqua+ model, which we anticipate beginning to fill during September 2017.

Warranty

We have entered into an Administration Agreement with Datacom Warranty Corp., a third-party warranty administrator, to administer warranty claims. We expect that all significant components of our products will have warranties from the respective supplier. We have retained Datacom to administer warranty claims with the responsible component supplier. Our cost to have Datacom administer warranty claims on our behalf under the Administration Agreement is $30.00 per unit shipped by us. The foregoing summary of the Administration Agreement is subject in all respects to the complete text thereof, which is filed as an exhibit hereto.

Competition

There are numerous competitors in the water purification industry. We believe that the design of our water purification products will have advantages over other water purification solutions that are currently available. Our products are designed not to require pre- or post-treatment of the source water, filters, membranes or chemicals. We believe that our water purification units will compete on the basis of a combination of the foregoing factors, as well as price. We expect that competition for water purification solutions will remain highly competitive.

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Governmental Approvals and Regulations

We do not anticipate that we will need to obtain material governmental approvals for the manufacturing and distribution of our water purification products, other than customary permits and licenses generally applicable to businesses operating in the geographic areas in which we operate. We do not anticipate that obtaining any such permit or license will impact or hinder our operations in any material respect. We also expect to be subject to regulations applicable to businesses operating in the areas in which we operate. We do not anticipate that any of such regulations will have a material effect on our business. Notwithstanding the foregoing, we can give no assurance regarding the impact that governmental regulations might have on our operations. We do not anticipate that we will be required to incur significant costs and expenses in order to comply with environmental laws, although certain components incorporated into our products are expected to require certifications that they satisfy applicable environmental regulatory requirements. The cost of obtaining such certifications are expected to be borne by our suppliers.

Intellectual Property

We have filed a patent application (application number 62/472,246) for the design of our water purification technology with the United States Patent and Trademark Office. Current water purification products typically require disposable filters and membranes coupled with a heating element driven through a resistive coil that can fail, especially if coming in contact with the fluids involved. Our design seeks to mitigate these problems by utilizing a water pump fed rotational centrifugal system, where solid contaminants are held to the interior cylindrical walls of the centrifuge, resulting in water containing fewer contaminants.

Research and Development; Employees

From our formation through June 30, 2017, we incurred an aggregate of $924,519 on research and development (“R&D”) activities. As of August 31, 2017, we had 5 employees, including 3 full-time employees. Due to his continuing obligations to Drink Robust, Inc., Mr. King is not considered a full-time employee. See “Item 5 – Directors and Executive Officers.”

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as that term is used in the Jumpstart Our Business Startups Act of 2012, or “JOBS Act.” An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies, and we have elected to comply with these reduced reporting and other burdens. These provisions include:

•	A requirement to have only two years of audited financial statements and only two years of related MD&A;

•	Exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act of 2002; and

•	Reduced disclosure about the emerging growth company’s executive compensation arrangements and an exemption from various shareholder voting requirements with respect to executive compensation arrangements.

We could remain an emerging growth company until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of common stock under a registration statement under the Securities Act of 1933, (iii) the date that we become a “large

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accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iv) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period. The foregoing amounts are subject to adjustment for inflation.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act and Section 13(a) of the Exchange Act for complying with new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. We have elected to take advantage of the extended transition period for complying with the revised accounting standards. As a result, our financial statements may not be comparable to companies that comply with public company effective dates.

Merger of VCAB One Corporation into Water Now, Inc.

On September 27, 2016, we consummated a transaction whereby VCAB One Corporation, a Texas corporation (“VCAB”), merged with and into us. At the time of the merger VCAB was subject to a bankruptcy proceeding and had minimal assets, no equity owners and no liabilities, except for approximately 1,500 holders of Class 5 Allowed General Unsecured Claims and a holder of allowed administrative expenses (collectively, “Claim Holders”). Pursuant to the terms of the merger, and in accordance with the bankruptcy plan, we issued an aggregate of 900,000 shares of our common stock (the “Plan Shares”) to the Claim Holders as full settlement and satisfaction of their respective claims. As provided in the bankruptcy plan, the Plan Shares were issued pursuant to Section 1145 of the United States Bankruptcy Code. As a result of the merger, the separate corporate existence of VCAB was terminated. We entered into the merger in order to increase our shareholder base in order to, among other things, assist us in satisfying the listing standards of a national securities exchange.

Item 1A. Risk Factors.

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained herein before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

We have a limited operating history and there can be no assurance that we can achieve or maintain profitability.

We were formed in February 2016, and have had limited operations to date.  We are currently in the development stage. As a result, we have not yet begun to generate revenues from the sale of water purification products. Accordingly, we cannot guarantee that we will become profitable. Moreover, even if we achieve profitability, given the competitive and evolving nature of the industry in which we operate, we may be unable to either attain, sustain or increase profitability and our failure to do so would adversely affect our business, including our ability to raise additional funds that may be required to maintain and/or enhance operations.

We will need substantial additional funding and may be unable to raise capital when needed, which would force us to delay, curtail or cease our efforts.

We expect to spend substantial amounts on product development. We will require additional funds to support our continued activities, as well as the costs of commercializing, marketing and selling water purification units. We have based this estimate, however, on assumptions that may prove to be wrong, and we could spend our available financial resources much faster than we currently expect.

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Until such time, if ever, as we can generate a sufficient amount of revenue and achieve profitability, we expect to seek to finance future cash needs through equity or debt financings and strategic arrangements. We currently have no other commitments or agreements relating to any of these types of transactions and we cannot be certain that additional funding will be available on acceptable terms, or at all. If we are unable to raise additional capital, we might have to delay, curtail or eliminate commercializing, marketing and selling water purification units.

Product development is a long, expensive and uncertain process.

The development of water purification products is a costly, complex and time-consuming process, and investments in product development often involve a long wait until a return, if any, can be achieved on such investment. We might face difficulties or delays in the development process that will result in our inability to timely offer products that satisfy the market, which might allow competing products to emerge during the development process. We anticipate making significant investments in research and development relating to our products and services, but such investments are inherently speculative and require substantial capital expenditures. Any unforeseen technical obstacles and challenges that we encounter in the research and development process could result in delays in or the abandonment of product commercialization, may substantially increase development costs, and may negatively affect our results of operations.

Successful technical development of our products does not guarantee successful commercialization.

Although we have successfully developed and tested prototypes of the Aqua unit, we may still fail to achieve commercial success for a number of reasons, including, among others, the following:

•	prohibitive production costs;

•	competing products;

•	lack of product innovation;

•	unsuccessful distribution and marketing;

•	insufficient cooperation from our suppliers and distributors; and

•	product development that does not align with or meet customer needs.

Our success in the market for our products will depend largely on our ability to properly demonstrate their capabilities.  Upon demonstration, our products may not have the capabilities they were designed to have or that we believed they would have. Furthermore, even if we do successfully demonstrate our products’ capabilities, potential customers may be more comfortable doing business with a competitor, or may not feel there is a significant need for the products we develop.  As a result, significant revenue from our products may not be achieved for a number of years, if at all.

If our patent application is not granted, we could lose our ability to compete in the marketplace.

We have developed certain intellectual property used in the design of our water purification units. We believe this technology is essential to our ability to be competitive and successful in the development and distribution of water purification units. Patent protection can be limited and not all intellectual property can be patented. Even if our patent is granted, our intellectual property rights may be challenged, invalidated or circumvented by third parties. We may not be able to prevent the unauthorized disclosure or use of technical information or other trade secrets by employees or competitors.

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Furthermore, our competitors may independently develop technologies and products that are substantially equivalent or superior to the products to be manufactured by us, which could result in decreased revenues. Litigation may be necessary to enforce intellectual property rights, which could result in substantial costs to us and substantial diversion of management’s attention. If our intellectual property is not adequately protected, our competitors could use it to enhance their products. Our inability to adequately protect these intellectual property rights could adversely affect our business and financial condition.

Other companies may claim that we infringe their intellectual property, which could materially increase our costs and harm our ability to generate future revenue and profit.

We do not believe that the technology upon which our water purification units is based infringes on the proprietary rights of any third party, but we are subject to a lawsuit in which the plaintiff alleges that our technology infringes its rights. While we intend to vigorously defend against such claims, we can give no assurance that we will prevail.

It may be difficult or impossible to identify, prior to receipt of notice from a third party, the trade secrets, patent position or other intellectual property rights of a third party, either in the United States or in foreign jurisdictions. Any such assertion may result in litigation or may require us to obtain a license for the intellectual property rights of third parties. If we are required to obtain licenses to use any third party technology, we would have to pay royalties, which may significantly reduce any profit on our products. In addition, any such litigation could be expensive and disruptive to our ability to generate revenue or enter into new market opportunities. If any of our products were found to infringe other parties’ proprietary rights and we are unable to come to terms regarding a license with such parties, we may be forced to modify our products to make them non-infringing or to cease production of such products altogether.

The nature of our business involves significant risks and uncertainties that may not be covered by insurance or indemnification.

We may sell products and services in circumstances where insurance or indemnification may not be available. We may not be able to maintain insurance to protect against all operational risks and uncertainties that we confront. Substantial claims resulting from an accident, product failure, or liability arising from our products in excess of any indemnity or insurance coverage (or for which indemnity or insurance coverage is not available or is not obtained) could harm our financial condition, cash flows and operating results. Any accident, even if fully covered or insured, could negatively affect our reputation among our customers and the public, and make it more difficult for us to compete effectively.

We may incur substantial product liability claims relating to our products.

Defects in our products may lead to potential life, health and property risks. In addition, no assurance can be given that our water purification products will have the capability to remove all contaminants that might be harmful to humans or animals, even if there are no defects in our products. Any claims against us, regardless of their merit, could severely harm our financial condition, strain our management and other resources. We are unable to predict if we will be able to obtain or maintain product liability insurance for any products that may be approved for marketing.

We rely heavily on the industry relationships and expertise of our CEO, David King, and our President, Mark Dyos, and if either were to leave the Company, our business may suffer.

David King and Mark Dyos are essential to our ability to continue to grow our business. If their services were no longer available to us for any reason, our growth strategy would be hindered, which could limit our ability to increase revenue.

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We do not maintain key man life insurance on Mr. King. We do maintain key man life insurance on Mr. Dyos, although there is no assurance that we will continue to be able to maintain such insurance.  If Mr. Dyos’ services were no longer available due to his death, there is no assurance that the proceeds of key man life insurance, if in place at such time, would be sufficient to enable us to find a suitable replacement.

If we are unable to recruit and retain key management, technical and sales personnel, our business would be negatively affected.

For our business to be successful, we need to attract and retain highly qualified technical, management and sales personnel. The failure to recruit additional key personnel when needed, with specific qualifications, on acceptable terms, might impede our ability to continue to develop, commercialize and sell our products. To the extent the demand for skilled personnel exceeds supply, we could experience higher labor, recruiting and training costs in order to attract and retain such employees. The loss of any members of our management team may also delay or impair achievement of our business objectives and result in business disruptions due to the time needed for their replacements to be recruited and become familiar with our business. We face competition for qualified personnel from other companies with significantly more resources available to them and thus may not be able to attract the level of personnel needed for our business to succeed.

If our proposed marketing efforts are unsuccessful, we may not earn enough revenue to become profitable.

Our future growth depends on our gaining market acceptance and regular production orders for our products. We will need to heavily invest in marketing resources for the successful implementation of our marketing plan. Our marketing plan includes cultivating relationships with established distribution networks, attendance at trade shows, making private demonstrations, advertising, promotional materials and advertising campaigns in print and/or broadcast media.  In the event we are not successful in obtaining a significant volume of orders for our products, we will face significant obstacles in expanding our business. We cannot give any assurance that our marketing efforts will be successful.  If they are not, revenue may not be sufficient to cover our fixed costs and we may not become profitable.

We face a significant risk of failure because we cannot accurately forecast our future revenues and operating results.

The nature of the markets in which we expect to compete makes it difficult to accurately forecast our revenues and operating results.  Furthermore, we expect our revenues and operating results to fluctuate in the future due to a number of factors, including the following:

•	the timing of sales of our products;

•	unexpected delays in introducing new products; and

•	increased expenses, whether related to sales and marketing, or administration.

Rapid technological changes may adversely affect the market acceptance of our products and could adversely affect our business, financial condition and results of operations.

The market in which we compete is subject to technological changes, introduction of new products, change in customer demands and evolving industry standards. Our future success will depend upon our ability to keep pace with technological developments and to timely address the increasingly sophisticated needs of our customers by supporting existing and new technologies and by developing and introducing enhancements to our current products and new products. We may not be successful in developing and marketing enhancements to our products that will respond to technological change, evolving industry standards or customer requirements. In addition, we may experience difficulties internally or in conjunction with our contract manufacturers that could delay or prevent the successful development, introduction and sale of such enhancements and such enhancements may not adequately meet the requirements of the market and may not achieve any significant degree of market acceptance. If release dates of our new products or enhancements are delayed or, if when released, they fail to achieve market acceptance, our business, operating results and financial condition may be adversely affected.

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Our future results may be affected by various legal and regulatory proceedings and legal compliance risks, including those involving product liability, intellectual property, environmental, governmental regulations, the U.S. Foreign Corrupt Practices Act and other anti-bribery, anti-corruption, or other matters.

The outcome of these legal proceedings may differ from our expectations because the outcomes of litigation, including regulatory matters, are often difficult to reliably predict. Various factors or developments can lead us to change current estimates of liabilities and related insurance receivables where applicable, or make such estimates for matters previously not susceptible of reasonable estimates, such as a significant judicial ruling or judgment, a significant settlement, significant regulatory developments or changes in applicable law. A future adverse ruling, settlement or unfavorable development could result in future charges that could have a material adverse effect on our results of operations or cash flows in any particular period.

If we do not receive the governmental approvals necessary for the sales or export of our products, or if our products are not compliant in other countries, our sales may be negatively impacted.

Various licenses may be required in the future to initiate marketing activities. We may also be required to obtain export licenses. We may not be able to receive all the required permits and licenses for which we may apply in the future. If we do not receive the required permits for which we apply, our revenues may be negatively impacted. In addition, if government approvals required under these laws and regulations are not obtained, or if authorizations previously granted are not renewed, our ability to export our products could be negatively impacted, which may have a negative impact on our revenues and a potential material negative impact on our financial results.

Our ability to manufacture our products may be disrupted if our relationship with our third-party contract manufacturer were to be terminated for any reason.

While we have entered into a manufacturing relationship with Maruyama, we do not have our own manufacturing capabilities. We expect to be dependent on Maruyama, or other third-party manufacturers, for the foreseeable future. In the event our relationship with Maruyama is terminated for any reason, we may be left without the ability to manufacture and distribute our products. This may result in our business, operating results and financial condition being adversely affected.

We may pursue additional strategic transactions in the future, which could be difficult to implement, disrupt our business or change our business profile significantly.

We intend to consider additional potential strategic transactions, which could involve acquisitions of businesses or assets, joint ventures or investments in businesses, products or technologies that expand, complement or otherwise relate to our business. We may also consider, from time to time, opportunities to engage in joint ventures or other business collaborations with third parties. Should our relationships fail to materialize into significant agreements or should we fail to work efficiently with these companies, we may lose sales and marketing opportunities and our business, results of operations and financial condition could be adversely affected.

These activities, if successful, create risks such as, among others: (i) the need to integrate and manage the businesses and products acquired with our own business and products; (ii) additional demands on our resources, systems, procedures and controls; (iii) disruption of our ongoing business; and (iv) diversion of management’s attention from other business concerns. Moreover, these transactions could involve: (a) substantial investment of funds or financings by issuance of debt or equity securities; (b) substantial investment with respect to technology transfers and operational integration; and (c) the acquisition or disposition of product lines or businesses. Also, such activities could result in one-time charges and expenses and have the potential to either dilute the interests of our existing shareholders or result in the issuance of, or assumption of debt.  Such acquisitions, investments, joint ventures or other business collaborations may involve significant commitments of financial and other resources. Any such activities may not be successful in generating revenue, income or other returns, and any resources we committed to such activities will not be available to us for other purposes. Moreover, if we are unable to access the capital markets on acceptable terms or at all, we may not be able to consummate acquisitions, or may have to do so on the basis of a less than optimal capital structure. Our inability to take advantage of growth opportunities or address risks associated with acquisitions or investments in businesses may negatively affect our operating results.

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Additionally, any impairment of goodwill or other intangible assets acquired in an acquisition or in an investment, or charges to earnings associated with any acquisition or investment activity, may materially reduce our earnings. Future acquisitions or joint ventures may not result in their anticipated benefits and we may not be able to properly integrate acquired products, technologies or businesses with our existing products and operations or successfully combine personnel and cultures. Failure to do so could deprive us of the intended benefits of those acquisitions.

Breaches of network or information technology security could have an adverse effect on our business.

Cyber-attacks or other breaches of network or IT security may cause equipment failures or disrupt our, as well as our manufacturers’, systems and operations. We and our manufacturers may be subject to attempts to breach the security of applicable networks and IT infrastructure through cyber-attack, malware, computer viruses and other means of unauthorized access. The potential liabilities associated with these events could exceed the insurance coverage we or our manufacturers maintain, if any. An inability to operate facilities as a result of such events, even for a limited period of time, may result in significant expenses or loss of market share to other competitors in the market we serve. In addition, a failure to protect the privacy of customer and employee confidential data against breaches of network or IT security could result in damage to our reputation. To date, we have not been subject to cyber-attacks or other cyber incidents which, individually or in the aggregate, resulted in a material adverse effect on our business, operating results and financial condition.

The preparation of our financial statements involves use of estimates, judgments and assumptions, and our financial statements may be materially affected if our estimates prove to be inaccurate.

Financial statements prepared in accordance with generally accepted accounting principles in the United States require the use of estimates, judgments, and assumptions that affect the reported amounts. Different estimates, judgments, and assumptions reasonably could be used that would have a material effect on the financial statements, and changes in these estimates, judgments, and assumptions are likely to occur from period to period in the future. These estimates, judgments, and assumptions are inherently uncertain, and, if they prove to be wrong, then we face the risk that charges to income will be required.

Worldwide and domestic economic trends and financial market conditions may adversely affect our operating performance.

We intend to distribute in a number of countries and derive revenues from both inside and outside the United States. We expect our business will be subject to global competition and may be adversely affected by factors in the United States and other countries that are beyond our control. Unfavorable global or regional economic conditions, could adversely impact our business, liquidity, financial condition and results of operations.

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If we are required to obtain components included in our products from alternative suppliers we could experience delays in the manufacturing of our products and our financial results could be adversely affected.

We expect to acquire the components for the manufacture of our products from suppliers and subcontractors. We have not entered into any long-term agreements or arrangements with any potential suppliers or subcontractors. Suppliers of some of the components may require us to place orders with significant lead-times to assure supply in accordance with our manufacturing requirements. Our present lack of working capital may cause us to delay the placement of such orders and may result in delays in supply. Delays in supply may significantly hurt our ability to fulfill our contractual obligations and may significantly hurt our business and result of operations. In addition, we may not be able to continue to obtain such components from these suppliers on satisfactory commercial terms. Disruptions of our manufacturing operations would ensue if we were required to obtain components from alternative sources, which would have an adverse effect on our business, results of operations and financial condition.

We indemnify our officers and directors against liability to us and our security holders, and such indemnification could increase our operating costs.

Our certificate of formation and bylaws allow us to indemnify our officers and directors against claims associated with carrying out the duties of their offices. Our bylaws also allow us to reimburse them for the costs of certain legal defenses. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our officers, directors or control persons, the SEC has advised that such indemnification is against public policy and is therefore unenforceable.

Risks Associated with our Capital Stock

One of our shareholders beneficially owns a majority of our outstanding capital stock and will have the ability to control our affairs.

Our Chief Executive Officer, David King, beneficially owns approximately 41.6% of our issued and outstanding capital stock. By virtue of his holdings, he may significantly influence, or effectively control, the election of the members of our board of directors, our management and our affairs, and may prevent us from consummating corporate transactions such as mergers, consolidations or the sale of all or substantially all of our assets that may be favorable from our standpoint or that of our other shareholders.

We do not know whether an active, liquid and orderly trading market will develop for our common stock.

As of the filing of this registration statement, there has been no public market for our common stock. An active trading market for our shares may never develop or be sustained. The lack of an active or liquid market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable.

The market price of our common stock may be volatile and may fluctuate in a way that is disproportionate to our operating performance.

Our stock price may experience substantial volatility as a result of a number of factors, including, among others:

•	sales or potential sales of substantial amounts of our common stock;

•	announcements about us or about our competitors or new product introductions;

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•	developments concerning our third-party product manufacturers and distributors;

•	the loss or unanticipated underperformance of our global distribution channels;

•	litigation and other developments relating to our patents or other proprietary rights or those of our competitors;

•	conditions in the water purification industry;

•	governmental regulation and legislation;

•	variations in our anticipated or actual operating results;

•	changes in securities analysts’ estimates of our performance, or our failure to meet analysts’ expectations;

•	foreign currency values and fluctuations; and

•	overall political and economic conditions.

Many of these factors are beyond our control. The stock markets have historically experienced substantial price and volume fluctuations. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors could reduce the market price of our common stock, regardless of our actual operating performance.

Future sales of shares of our common stock by existing shareholders could depress the market price of our common stock.

We have an aggregate of 30,000,000 outstanding shares of common stock. The Plan Shares issued in connection with the merger with VCAB are freely tradeable. The remainder of the outstanding shares may be sold, subject to certain volume limitations, pursuant to Rule 144 or other available exemptions.

Also, in the future, we may issue additional securities in connection with investments and acquisitions. The amount of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then outstanding stock. Due to these factors, sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock.

We do not intend to pay cash dividends.  As a result, for the foreseeable future, capital appreciation, if any, will be your sole source of gain.

We currently intend to retain future earnings, if any, to fund the development and growth of our business.  In addition, the terms of future debt agreements may preclude us from paying dividends.  As a result, capital appreciation, if any, of our common stock is anticipated to be your sole source of gain for the foreseeable future.

Provisions in our amended and restated certificate of formation, our amended and restated bylaws and Texas law might discourage, delay or prevent a change in control of our company or changes in our management and, therefore, depress the trading price of our common stock.

Provisions of our amended and restated certificate of formation, our amended and restated bylaws and Texas law may have the effect of deterring unsolicited takeovers or delaying or preventing a change in control of our company or changes in our

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management, including transactions in which our shareholders might otherwise receive a premium for their shares over then current market prices. In addition, these provisions may limit the ability of shareholders to approve transactions that they may deem to be in their best interests. These provisions include the ability of our board of directors to designate the terms of and issue new series of preferred stock without shareholder approval, which could include the right to approve an acquisition or other change in our control or could be used to institute a rights plan, also known as a poison pill, that would work to dilute the stock ownership of a potential hostile acquirer, likely preventing acquisitions that have not been approved by our board of directors.

The existence of the forgoing provisions and anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

FINRA sales practice requirements may limit a shareholder’s ability to buy and sell our stock.

The Financial Industry Regulatory Authority, Inc. (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives, and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for certain customers. FINRA requirements will likely make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity in the shares, resulting in fewer broker-dealers may be willing to make a market in our shares, potentially reducing a shareholder’s ability to resell shares of our common stock.

We are eligible to be treated as an “emerging growth company,” as defined in the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting and other requirements that are applicable to other public companies that are not emerging growth companies, including (i) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, (ii) reduced disclosure obligations regarding executive compensation in this registration statement and our periodic reports and proxy statements and (iii) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. We have elected to take advantage of the extended transition period for complying with the revised accounting standards. As a result, our financial statements may not be comparable to companies that comply with effective dates generally applicable to public companies.

Investors may find our common stock less attractive because we may rely on these exemptions, reduced reporting requirements and extended transition periods. If investors find our common stock less attractive as a result of any of the foregoing, there may be a less active trading market for our common stock and our stock price may be more volatile or may decrease.

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If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our shares or if our results of operations do not meet their expectations, our share price and trading volume could decline.

The trading market for our shares will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline. Moreover, if analysts who cover us downgrade our stock, or if our results of operations do not meet their expectations, our share price could decline.

Item 2.  Financial Information.

Management’s Discussion and Analysis of Financial Condition and Results of Operation

The following discussion and analysis should be read in conjunction with our financial statements and the related notes. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Forward-Looking Statements and Business sections in this registration statement. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Overview

We seek to develop and commercialize a patent-pending, gas/diesel operated, portable device that processes and purifies contaminated water. Our business strategy was conceived as a result of the growing global water crisis. Our AquaTM product line is designed to provide a small, portable unit capable of a cost-effective, safe and efficient method of water purification. The Aqua product line requires no pre- or post-treatment of the source water, no filters, no membranes and no chemicals.

Financial Overview

Revenue

To date, we have not generated any revenues. Our ability to generate revenues, which we expect will occur prior to the end of 2017, will depend on the successful manufacturing and commercialization of our water purification units.

Reorganization Expenses

During 2016, we incurred reorganization expenses in connection with our merger with VCAB, and related transactions, as described under “Business – Merger of VCAB One Corporation into Water Now, Inc.” Reorganization expenses primarily consisted of the fair value of the Plan Shares issued in connection with those transactions, as well as legal expenses incurred in connection therewith. All reorganization expenses in connection with those transactions have been incurred, and no additional expenses with respect thereto are anticipated.

Research and Development Expenses

The Company expenses R&D costs as incurred. The Company’s R&D activities related to activities undertaken to adapt the water purification technology contributed by David King for commercial-scale manufacturing.

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General and Administrative Expenses

General and administrative (“G&A”) expenses consist primarily of salaries and related costs for personnel, including stock-based compensation expense. To date, we have estimated the fair value of stock-based awards issued to employees, directors and non-employees based on prices paid by unrelated third-parties for the purchases of our common stock. Other G&A expenses include patent costs, and professional fees for legal, finance and accounting services.

We anticipate that our G&A expenses will increase in future periods to support increases in our research and development activities and as a result of increased headcount, expanded infrastructure, increased legal, compliance, accounting and investor and public relations expenses associated with being a public company and increased insurance premiums, among other factors.

Interest Expense

Interest expense consists primarily of interest incurred on borrowings.

Significant Accounting Policies and Recent Accounting Pronouncements

The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The preparation of financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to revenue recognition, stock-based compensation, impairment of financing receivables and long-lived assets, valuation of warrants, income taxes and contingencies and litigation, among others. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The accounting estimates and assumptions discussed in this section are those that we consider to be the most critical to an understanding of our financial statements because they inherently involve significant judgments and uncertainties.  For a discussion of our significant accounting policies, refer to Note 3 – “Summary of Significant Accounting Policies” in the Notes to our Financial Statements for the year ended December 31, 2016, included in this registration statement in Item 15.

Cash and Cash Equivalents

Cash and cash equivalents consist primarily of deposit accounts with original maturities of three months or less.

Use of Accounting Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. The most significant estimates and assumptions made by management related to determining the value of stock-based expenses.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing

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assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities for a change in tax rate is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts more likely than not to be realized.

We account for uncertain tax positions in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 740-10, “Income Taxes.” ASC 740-10 provides several clarifications related to uncertain tax positions. Most notably, a “more likely-than-not” standard for initial recognition of tax positions, a presumption of audit detection and a measurement of recognized tax benefits based on the largest amount that has a greater than 50 percent likelihood of realization. ASC 740-10 applies a two-step process to determine the amount of tax benefit to be recognized in the financial statements. First, we must determine whether any amount of the tax benefit may be recognized. Second, we determine how much of the tax benefit should be recognized (this would only apply to tax positions that qualify for recognition). No additional liabilities have been recognized as a result of the implementation. Accordingly, we have not recognized any penalty, interest or tax impact related to uncertain tax positions.

Stock-Based Expenses

We account for stock-based expenses under the provisions of ASC 718, “Compensation—Stock Compensation”, which requires the measurement and recognition of expense for stock-based awards made to employees and directors based on estimated fair values on the grant date. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the shorter of the period over which services are to be received or the vesting period.

We account for stock-based expenses awards to non-employees in accordance with ASC 505-50, “Equity-Based Payments to Non-Employees.” In accordance with ASC 505-50, we determine the fair value of stock-based expenses awards granted as either the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

We estimated the fair value of stock-based awards issued to employees, directors and non-employees based on prices paid by unrelated third-parties for the purchases of our common stock during the applicable period.

Research and development costs

We expense research and development costs as incurred in accordance with ASC 730, “Research and Development.” Our research and development activities related to activities undertaken to adapt the water purification technology contributed by David King for commercial-scale manufacturing.

Earnings (Loss) Per Share

Basic earnings (loss) per share are computed by dividing the net income (loss) by the weighted-average number of shares of common stock and common stock equivalents such as outstanding stock options and warrants. Common stock equivalents represent the dilutive effect of the assumed exercise of the outstanding stock options and warrants, using the treasury stock method. The calculation of fully diluted earnings (loss) per share assumes the dilutive effect of the exercise of outstanding options and warrants at either the beginning of the respective period presented or the date of issuance, whichever is later.

Recently Adopted Accounting Pronouncements

Going Concern — In August 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-15 – “Presentation of Financial Statements – Going Concern – Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”, which requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued. An entity must provide certain disclosures if conditions or events raise substantial doubt about the entity’s ability to continue as a going concern. The updated accounting guidance was effective for the Company on December 31, 2016. We have implemented this new accounting standard and we will update our liquidity disclosures as necessary.

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Revenue — In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which outlines a single, comprehensive model for entities to use in accounting for revenue arising from contracts with customers. ASU 2014-09 is effective for reporting periods beginning after December 15, 2017. The Company is currently evaluating the impact of the new guidance.

Leases — In February 2016, the FASB issued ASU 2016-02 “Leases”. This standard will require entities that lease assets—referred to as “lessees”—to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. The accounting by entities that own the assets leased by the lessee—also known as lessor accounting—will remain largely unchanged from current GAAP. ASU 2016-02 is effective for reporting periods beginning after December 15, 2018. Modified retrospective application is required, with optional practical expedients available. The Company is currently evaluating the impact of the new guidance.

Debt Issuance Costs - In April 2015, the FASB issued ASU 2015-03, “Simplifying the Presentation of Debt Issuance Costs”. The new standard will more closely align the presentation of debt issuance costs under U.S. generally accepted accounting principles with the presentation under comparable IFRS standards. Debt issuance costs related to a recognized debt liability will be presented on the balance sheet as a direct deduction from the debt liability, similar to the presentation of debt discounts. The cost of issuing debt will no longer be recorded as a separate asset, except when incurred before receipt of the funding from the associated debt liability. Under current U.S. generally accepted accounting principles, debt issuance costs are reported on the balance sheet as assets and amortized as interest expense. The costs will continue to be amortized to interest expense using the effective interest method. Subsequent to the issuance of ASU 2015-03 the Securities and Exchange Commission staff made an announcement regarding the presentation of debt issuance costs associated with line-of-credit arrangements, which was codified by the FASB in ASU 2015-15. This guidance, which clarifies the exclusion of line-of-credit arrangements from the scope of ASU 2015-03, is effective upon adoption of ASU 2015-03. ASU 2015-03 is effective for public business entities for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. The implementation of this standard did not have a material impact on the Company’s accompanying financial statements.

Stock Compensation - In March 2016, the FASB issued ASU 2016-09, Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, which will simplify the income tax consequences, accounting for forfeitures and classification on the Statement of Cash Flows (i) excess tax benefits be classified as cash inflows provided by operating activities, and (ii) cash paid to taxing authorities arising from the withholding of shares from employees be classified as cash outflows used in financing activities. This standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016, with early adoption permitted. This new pronouncement has been adopted on July 1, 2016 and did not have a material effect on the Company’s financial position, results of operations, but had an effect of the classification of cash paid to taxing authorities arising from the withholding of shares from employees (treasury stock), classified as cash outflows used in financing activities.

In June 2014, the FASB issued ASU 2014-12, Compensation - Stock Compensation. The amendments in this ASU apply to reporting entities that grant their employees share-based payments in which the terms of the award provide that a performance target can be achieved after the requisite service period. This ASU is the final version of Proposed ASU EITF-13D--Compensation--Stock Compensation (Topic 718): Accounting for Share-Based Payments When the terms of an award provide that a performance target could be achieved after the requisite service period, which has been deleted. The amendments require that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. A reporting entity should apply existing guidance in Topic 718 as it relates to awards with performance conditions that affect vesting to account for such awards. As such, the performance target should not be reflected in estimating the grant-date fair value of the award. Compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. If the performance target becomes probable of being achieved before the end of the requisite service period, the remaining unrecognized compensation cost should be recognized prospectively over the remaining requisite service period. The total amount of compensation cost recognized during and after the requisite service period should reflect the number of awards that are expected to vest and should be adjusted to reflect those awards that ultimately vest. The requisite service period ends when the employee can cease rendering service and still be eligible to vest in the award if the performance target is achieved. As indicated in the definition of vest, the stated vesting period (which includes the period in which the performance target could be achieved) may differ from the requisite service period. The amendments in this ASU are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. The implementation of this standard did not have a material impact on the Company’s accompanying financial statements.

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Results of Operations

For the three months ended June 30, 2017 and 2016 (unaudited)

Revenue

We generated no revenues and incurred operating expenses of $271,593 and $962,442 for the three months ended June 30, 2017 and 2016, respectively.

Research and development expenses

Below is a summary of our research and development expenses for the three months ended June 30, 2017 and 2016, respectively:

	For the three months ended
	June 30,
	2017	2016	2017 vs. 2016
			$	%
Payroll expense	$102,191	$6,250	95,941	1,535%
Stock-based compensation expense	75,000	625,000	(550,000)	(88)%
Travel expense and other miscellaneous expense	9,182	2,897	6,285	217%

Total	$186,372	$634,147	(447,775)	(71)%

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Payroll tax expenses related to our R&D function increased during the three months ended June 30, 2017 primarily related to increases in the salaries, payroll taxes and benefits for our employees engaged in research and development.

Stock-based compensation expenses decreased during the three months ended June 30, 2017 due to granting fewer stock awards to our employees and advisors during the 2017 period.

General and administrative expenses

The following is a summary of our general and administrative expenses for the three months ended June 30, 2017 and 2016, respectively:

	For the three months ended
	June 30,
	2017	2016	2017 vs. 2016
			$	%
Payroll expenses	$34,360	$5,000	29,360	587%
Stock-based compensation expense	-	250,000	(250,000)	(100)%
Other G&A	25,563	277	25,286	9,129%
Audit, legal and professional fees	$22,297	$73,018	(50,721)	(69)%
Total	$82,221	$328,295	(246,074)	(96)%

Payroll expenses increased during the three months ended June 30, 2017 primarily related to increases in salaries, payroll taxes and benefits for certain of our employees.

Stock-based compensation expenses decreased during the three months ended June 30, 2017 due to granting fewer stock awards to our employees and advisors during the 2017 period.

Other general and administrative expenses increased during the three months ended June 30, 2017 primarily related to increases in insurance, rental expenses and travel expenses, partially offset by a decrease in professional fees.

Other Income (Expense)

Below is a summary of our other income (expense) for the three months ended June 30, 2017 and 2016, respectively.

	For the three months ended	For the period from February 10, 2016 (inception) to
	June 30,	June 30,
	2017	2016	2017 vs. 2016
			$	%
Interest Expense	$(3,000)	$-	3,000	-

There was an increase in interest expenses paid on the note payable – related parties. See Note 4 of the Notes to Condensed Financial Statements (unaudited) for the period ended June 30, 2017.

Net Losses

We incurred net losses of $271,593 and $962,442 for the three months ended June 30, 2017 and 2016, respectively, because of the factors discussed above.

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Net loss per share for the three months ended June 30, 2017 and 2016 was approximately $(0.01) and $(0.04), respectively, based on the weighted-average number of shares issued and outstanding during the period.

It is anticipated that future operating expenses will increase as the Company complies with its periodic reporting requirements. Such expenses would also increase if the Company were to effects a business combination, although there can be no assurance that the Company will be successful in effecting a business combination.

For the six months ended June 30, 2017 and the period from inception to June 30, 2016 (unaudited)

Revenue

We generated no revenues and incurred operating expenses of $397,133 and $962,500 for the six months ended June 30, 2017 and the period from inception to June 30, 2016, respectively.

Research and development expenses

The following is a summary of our research and development expenses during the six months ended June 30, 2017 and the period from inception to June 30, 2016, respectively:

	For the six months ended	For the period from February 10, 2016 (inception) to
	June 30,	June 30,
	2017	2016	2017 vs. 2016
			$	%
Payroll expense	$194,624	$6,250	188,374	3,014%
Stock-based compensation expense	75,000	625,000	(550,000)	(88)%
Travel expense and other miscellaneous expense	13,443	2,897	10,546	364%

Total	$283,067	$634,147	(351,080)	(55)%

Payroll expenses related to R&D increased during the six months ended June 30, 2017 primarily related to increase in the salaries, payroll taxes and benefits for our employees engaged in research and development.

Stock-based compensation expenses decreased during the six months ended June 30, 2017 due to granting fewer stock awards to our employees and advisors during the first two quarter of fiscal 2017.

General and administrative expenses

The following is a summary of our general and administrative expenses during the six months ended June 30, 2017 and the period from inception to June 30, 2016, respectively:

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	For the six months ended	For the period from February 10, 2016 (inception) to
	June 30,	June 30,
	2017	2016	2017 vs. 2016
			$	%
Payroll expenses	$64,355	$5,000	59,355	1,187%
Stock-based compensation expense	-	250,000	(250,000)	(100)%
Other G&A	27,414	335	27,059	8,083%
Audit, legal and professional fees	$22,297	$73,018	(50,721)	(69)%
Total	$114,066	$328,353	(214,287)	(65)%

Payroll tax expenses increased during the six months ended June 30, 2017 primarily related to increases in salaries, payroll taxes and benefits relating to our employees engaged in our administrative function.

Stock-based compensation expenses decreased during the six months ended June 30, 2017 due to granting fewer stock awards to our employees and advisors in the first two quarter of fiscal 2017.

Other general and administrative expenses increased during the six months ended June 30, 2017 primarily related to increases in insurance, rental expenses and travel expenses, partially offset by a decrease in professional fees.

Other Income (Expense)

The following is a summary of our other income (expense) for the six months ended June 30, 2017 and the period from inception to June 30, 2016 respectively:

	For the six months ended	For the period from February 10, 2016 (inception) to
	June 30,	June 30,
	2017	2016	2017 vs. 2016
			$	%
Interest Expense	$(6,000)	$-	6,000	-

There was an increase in interest expenses paid on the note payable – stockholders. See Note 4 of the Notes to Condensed Financial Statements (unaudited) for the period ended June 30, 2017.

Net Losses

We incurred net losses of $403,133 and $962,500 for the six months ended June 30, 2017 and the period from February 10, 2016 (inception) to June 30, 2016, respectively, because of the factors set forth above.

Net loss per share for the six months ended June 30, 2017 and the period from inception to June 30, 2016 was approximately $(0.01) and $(0.04), respectively, based on the weighted-average number of shares issued and outstanding.

It is anticipated that future operating expenses will increase as the Company complies with its periodic reporting requirements. Such expenses would also increase if the Company were to effects a business combination, although there can be no assurance that the Company will be successful in effecting a business combination.

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Liquidity and Capital Resources

Sources of Liquidity

To date, we have not generated any revenues. We have financed our operations to date primarily through private placements of our common stock and borrowings. From the six months ended June 30, 2017, we received approximately $537,000 in net proceeds from the issuance of our common stock. As of June 30, 2017, we had outstanding borrowings of $100,000 from the issuance of convertible promissory notes.

Cash Flows

The following table sets forth the primary sources and uses of cash for the period set forth below.

	Six months ended June 30, 2017	Period from inception to June 30, 2016

Net cash used in operating activities	$(436,968)	$(77,500)
Net cash used in investing activities	—	—
Net cash provided by financing activities	$510,389	$77,500

Net increase in cash	$73,421	$—

Operating activities. Our use of cash in operating activities resulted primarily from our net loss, as adjusted for certain non-cash items and changes in operating assets and liabilities. For the six months ended June 30, 2017, non-cash items consisted of common stock issued as payment for services and employee compensation and changes in operating assets and liabilities consisted of an increase in inventory deposits and a decrease in accounts payable and accrued expenses, partially offset by an increase in payroll tax liability. During the period from inception to June 30, 2016, non-cash items consisted primarily of common stock issued as payment for services and employees compensation.

Financing activities. Cash provided by financing activities consisted primarily of proceeds from the issuance of our common stock in private placements. During the six months ended June 30, 2017 and the period from inception to June 30, 2016, we received $537,000 and $50,000, respectively, from the issuance of our common stock. During the six months ended June 30, 2017, the $537,000 received from the issuance of our common stock was partially offset by repayments of amounts borrowed.

Funding Requirements

We expect to continue to incur significant expenses and increasing operating losses for the foreseeable future. We anticipate that our expenses will increase substantially if and as we:

•	establish a sales, marketing and distribution infrastructure to commercialize our water purification units and any other products we successfully develop;

•	maintain, expand and protect our intellectual property portfolio; and

•	add operational and financial personnel to handle the public company reporting and other requirements to which we will be subject following effectiveness of this registration statement.

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We expect that we will require approximately $2,500,000 in additional capital to fund operations during the next twelve (12) month period. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. Because of the numerous risks and uncertainties associated with the development and commercialization of our water purification units, we are unable to estimate the amounts of increased capital outlays and operating expenses associated with successfully commercializing such products. Our future capital requirements will depend on many factors, including:

•	the costs and timing of commercialization activities for our water purification units, including manufacturing, sales, marketing and distribution;

•	revenues received from sales of our products;
•	the costs of preparing, filing and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending intellectual property-related claims; and

•	our ability to maintain manufacturing and distribution relationships on favorable terms, if at all.

Until such time, if ever, as we can generate substantial product revenues, we expect to finance our cash needs through a combination of equity offerings, debt financings, and strategic alliances. We do not have any committed external source of funds. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our shareholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of common shareholders. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies and future revenue streams or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to commercialize products that we would otherwise prefer to develop and market ourselves.

Quantitative and Qualitative Disclosures About Market Risk

We have not utilized any derivative financial instruments such as futures contracts, options and swaps, forward foreign exchange contracts or interest rate swaps and futures. We do not have any borrowings and, consequently, we are not affected by changes in market interest rates. We do not currently have any sales or own assets and operate facilities in countries outside the United States and, consequently, we are not effected by foreign currency fluctuations or exchange rate changes.  Overall, at this time, we believe that our exposure to interest rate risk and foreign currency exchange rate changes is not material to our financial condition or results of operations.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources and would be considered material to investors.

Tax Loss Carryforwards

We had a net operating loss carry-forward for federal and state tax purposes of approximately $2,286,000 at June 30, 2017, that is potentially available to offset future taxable income, which will begin to expire in the year 2036. For financial reporting purposes, no deferred tax asset was recognized because at June 30, 2017 and December 31, 2016 because management

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estimates that it is more likely than not that substantially all of the net operating losses will expire unused. As a result, the amount of the deferred tax assets considered realizable was reduced 100% by a valuation allowance. The change in the valuation allowance was approximately $137,000 and $29,000 for the three months ended June 30, 2017 and for the period from February 10, 2016 (inception) to June 30, 2016, respectively.

Item 3.  Properties.

We currently do not own any real properties. We utilize office facilities for our principal executive offices in Fort Worth, Texas through a cost-free arrangement with our CEO. We also have a lease for approximately 5,000 square feet of warehouse facilities in Boyd, Texas. The monthly rent for these warehouse facilities is $1,500. The lease provides for 90 day renewable terms until cancelled by the Company.

We believe suitable replacement facilities would be available to us if our arrangements for our facilities were to terminate.

Item 4.  Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth the ownership of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, as well as our officers and directors, as of September 15, 2017. There are not any pending arrangements that may cause a change in control. The information presented below has been presented in accordance with the rules of the SEC and is not necessarily indicative of ownership for any other purpose.

A person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner.

Name and Address	Amount and Nature of Beneficial Ownership	Percentage of Class
David King(1)(2)	12,468,500	41.6%
Mark Dyos	500,000	1.7%
All Officers and Directors as a group (2 persons)	12,968,500	43.3%
Other 5% holder:
Steve Clohessy(2)	4,000,000	13.3%

(1)    Includes 1,000,000 share held by Mr. King’s spouse.

(2)    Includes 2,000,000 share held by Royalty Wines LLC, an entity controlled by Mr. King and Mr. Clohessy.

The address for each person named in the table above is c/o the Company, unless otherwise indicated.

This table is based upon information derived from our stock records. We believe that each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned.

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Item 5.  Directors and Executive Officers.

Identification of Directors, Executive Officers and Significant Consultant

Our officers and directors, and significant consultant, and additional information concerning them, are as follows:

Name	Age	Position(s)
David King	49	Chief Executive Officer, Chief Financial Officer and Director
Mark Dyos	53	President
Phillip Marshall	67	Consultant

David King, Chief Executive Officer, Chief Financial Officer and Director

Mr. King has been our Chief Executive Officer and Director since inception in February 2016, and has been elected for a term expiring at the next annual meeting of shareholders, or until his successor has been elected. In addition to his duties at Water Now, since August 2012, Mr. King has operated Drink Robust Inc. Drink Robust serves as the exclusive U.S. distributor of Robust Energy DrinkTM. Robust Energy Drink was developed by Sun Mark, Ltd., and has current global sales in excess of $100 million. From 1996 to 2012, Mr. King was involved in the real estate industry focusing on sub-division development, re-conditioning distressed property and building high-end homes. Mr. King was a principal in real estate transactions having an aggregate value in excess of $32 million. Mr. King served in the United States Air Force and was honorably discharged.

Mr. King is qualified for service on our Board due to his extensive business background, his experience with the products being developed and marketed by the Company, and his significant equity ownership in the Company.

Mr. King continues to operate Drink Robust Inc. Therefore, he does not devote all of his business time to the Company. However, the Company estimates that during the first six months of 2017, Mr. King has devoted in excess of 40 hours per week to the Company.

Mark Dyos, President

Mr. Dyos became President of the Company in May 2017.  Prior to joining the Company, Mr. Dyos served in various capacities with Maruyama US, Inc., a wholly owned subsidiary of Maruyama Manufacturing Company, initially as General Manager and since 2010 as Executive Vice President.  From 2005 until joining Maruyama, Mr. Dyos took a 50% stake in AVID Telecom and helped grow that company into the largest national Samsung Business Telecom reseller in the US.  Mr. Dyos is a graduate of London University City and Guilds Engineering program.

Phillip Marshall, Consultant

Mr. Marshall serves as a consultant to the Company. Since May 2007, Mr. Marshall has served as Chief Financial Officer of RCI Hospitality Holdings Inc., an operator of adult entertainment businesses. Mr. Marshall was previously controller of Dorado Exploration, Inc., an oil and gas exploration and production company, from February 2007 to May 2007. He previously served as Chief Financial Officer of CDT Systems, Inc., a publicly held water technology company, from July 2003 to January 2007.  Mr. Marshall graduated from Texas State University in 1972. He began his public accounting career with the international accounting firm, KMG Main Hurdman and became a Certified Public Accountant in 1974. After the firm’s merger with Peat Marwick, Mr. Marshall served as an audit partner at KPMG for several years. After leaving KPMG, Mr. Marshall was partner in charge of the audit practice at Jackson & Rhodes in Dallas from 1992 to 2003, where he specialized in small publicly held companies.

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Mr. Marshall currently serves in a part-time capacity. The Company estimates that during the first six months of 2017, Mr. Marshall has devoted an average of approximately five hours per week to the Company.

Involvement in Legal Proceedings

No officer or director has been involved in the last ten years in any of the following:

•	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•	Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

•	Being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Committees of the Board

The Board of Directors currently consists only of Mr. King. Therefore, the Board of Directors has no separate committees. The Company has no qualified financial expert at this time because it has not been able to hire a qualified candidate. Further, the Company believes that it has inadequate financial resources at this time to hire such an expert. The Company intends to continue to search for a qualified individual for hire.

Code of Ethics

We do not currently have a code of ethics.

Compensation Committee Interlocks and Insider Participation

Because the Board of Directors consists only of Mr. King, the Company has no compensation committee.  During 2016, none of our executive officers or director served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our Board.

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Item 6.  Executive Compensation

Summary Compensation Table

The table below summarizes the total compensation earned by each of our executive officers for the fiscal year ended December 31, 2016.

Name and Principal Position	Year	Salary	Stock Awards	Total
David King, CEO and CFO	2016	$—	$—	$—
Mark Dyos, President(1)	2016	$56,000	$250,000	$306,000

(1)	Consists of 500,000 shares with an aggregate estimated value at December 31, 2016 of $250,000.

Outstanding Equity Awards at December 31, 2016

The following table below summarizes stock awards during the fiscal year ended December 31, 2016 that was not vested as of the end of such fiscal year.

Name	Number of Shares that Have not Vested	Market Value of Shares that Have not Vested (1)
David King	—	—
Mark Dyos	500,000	$250,000

(1)    Calculated based on the value at which shares were most recently issued in private placements as of December 31, 2016.

Material Terms of Employment and Consulting Agreements

Commencing January 20, 2017, Mr. King was entitled to receive a salary of $10,000 per month. Beginning the month following the time that the Company first generates revenues, Mr. King will be entitled to receive a salary of $20,000 per month. Mr. King’s employment relationship with the Company is not written. A summary of the material terms of his employment relationship is filed as an exhibit hereto.

Effective as of May 1, 2016, the Company entered into a three-year employment agreement with Mr. Dyos. The agreement calls for monthly payments of $7,000 per month through April 2017 and $15,000 per month thereafter. The employment agreement also provided for the grant of 500,000 shares of common stock, which were fully vested at May 1, 2017. The employment agreement provides for an additional grant of 500,000 shares of common stock on the first day following the second month during which the Company recognizes revenue pursuant to generally accepted accounting principles.

The Company has entered into a two-year accounting consulting services agreement with Mr. Marshall. The accounting consulting services agreement provided for a grant of 100,000 shares of common stock, which fully vested at January 2, 2017. The Company shall pay to Mr. Marshall 75,000 shares of common stock per each completed six months of satisfactory service. The first installment shall be payable at such time as the Company generates revenue from the sale of its products.

Director Compensation

Mr. King, the sole director of the Company, does not receive compensation from the Company for his service in such capacity.

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Item 7.  Certain Relationships and Related Transactions, and Director Independence.

As disclosed above, Mr. King operates Drink Robust Inc., which markets an energy drink developed by Sun Mark, and Mr. Dyos previously served in various capacities with Maruyama. Except for Mr. King’s ongoing relationship with Drink Robust Inc., which has a manufacturing agreement with Sun Mark, neither Mr. King nor Mr. Dyos has a relationship with Sun Mark or Maruyama.

We do not have a policy or procedures in place for the review, approval or ratification of any related-party transaction, other than, written consent in lieu of the meeting of the Board of Directors or shareholders, as the case may be, for the given transaction. The related party transactions described above were approved by the Board of Directors, but not approved pursuant to any written policy or procedure.

We do not have director independence under Item 407(a) of Regulation S-K.

Item 8.  Legal Proceedings.

We may become involved in, or have been involved in, arbitrations or various other legal proceedings that arise from the normal course of our business. We cannot predict the timing or outcome of these claims and other proceedings. The ultimate outcome of any litigation is uncertain, and either unfavorable or favorable outcomes could have a material negative impact on our results of operations, balance sheets and cash flows due to defense costs, and divert management resources. Currently, except as set forth below, we are not involved in any arbitration and/or other legal proceeding that could have a material effect on our business, financial condition, results of operations and cash flows.

On April 6, 2017, Cloudburst Solutions, LLC (“Cloudburst”) filed suit against the Company and David King in the 17th District Court of Tarrant County, Texas.    Cloudburst alleges that the Company breached its obligations under a Manufacturing and Distribution Agreement to which the Company and Cloudburst were parties.  Cloudburst also claims that the Company and Mr. King have misappropriated unspecified “intellectual property rights related to water treatment/reclamation processes.”  Cloudburst seeks a declaratory judgment and unspecified damages, including $1,536,000 alleged to be owed pursuant to Manufacturing and Distribution Agreement.  The Company has filed special exceptions, and the parties have exchanged discovery requests.  The Company intends to vigorously defend against the claims made by Cloudburst.

Item 9.  Market Price of and Dividends on the Registrant’s Common Equity and Related Shareholder Matters

Market Information

There is no established public trading market in our common stock. Our securities are not listed for trading on any securities exchange nor are bid or asked quotations reported in any over-the-counter quotation service. Upon effectiveness of this registration statement, we intend to file application to make our shares of common stock eligible for quotation on the OTCQB Market. No assurance can be given that an active market will exist for our common stock.

Equity Compensation Plans

We expect that in the future we will file a registration statement on Form S-8 under the Securities Act registering the common stock subject to issuance pursuant to such plan. That registration statement will become effective immediately upon filing, and shares covered by that registration statement will thereupon be eligible for sale in the public markets, subject to grant of the underlying awards, vesting provisions and Rule 144 limitations applicable to our affiliates.

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Holders

As of September 15, 2017, there were 30,000,000 shares of common stock outstanding, which were held by approximately 699 record holders.

Dividends

We have never paid cash dividends on any of our capital stock and we currently intend to retain our future earnings, if any, to fund the development and growth of our business. We do not intend to pay cash dividends to holders of our common stock in the foreseeable future.

Stock Not Registered under the Securities Act; Rule 144 Eligibility

Our common stock has not been registered under the Securities Act. However, the 900,000 Plan Shares issued in connection with the VCAB merger were exempt from the registration requirements of the Securities Act, pursuant to Section 1145 of the U.S. Bankruptcy Code and may be resold without registration pursuant to Section 4(1) of the Securities Act, provided that the reseller is not an underwriter within the meaning of Section 1145(b) of the U.S. Bankruptcy Code. Our remaining issued and outstanding shares of common stock are restricted securities and may not be resold absent registration under the Securities Act and applicable state securities laws or an available exemption thereunder.

Rule 144

Shares of our common stock that are restricted securities will be eligible for resale in compliance with Rule 144 or Rule 701 of the Securities Act, subject to the requirements described below. “Restricted securities,” as defined under Rule 144, were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. These shares may be sold in the public market only if registered or if they qualify for an exemption from registration, such as Rule 144 or Rule 701. Below is a summary of the requirements for sales of our common stock pursuant to Rule 144, after the effectiveness of this Registration Statement.

Beginning 90 days after the effectiveness of this Registration Statement, a person who is our affiliate or who was our affiliate at any time during the preceding three months and who has beneficially owned restricted securities for at least six months, will generally be entitled to sell within any three month period a number of shares that does not exceed one percent of the number of shares of our common stock then outstanding. Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Persons who may be deemed to be our affiliates generally include individuals or entities that control, or are controlled by, or are under common control with, us and may include our directors and officers, as well as our significant shareholders.

For a person who has not been deemed to have been one of our affiliates at any time during the 90 days preceding a sale, sales of our shares of common stock held longer than six months, but less than one year, will be subject only to the current public information requirement and can be sold under Rule 144 beginning 90 days after the effectiveness of this Registration Statement without restriction. A person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least one year, is entitled to sell his or her shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

We expect approximately 28,549,500 shares of our common stock will be eligible for sale under Rule 144 90 days following the effective date of this Registration Statement, subject to applicable volume limitations. At various times during the fourth quarter of 2017, approximately 550,500 additional shares will become eligible for sale under Rule 144, subject to applicable volume limitations.

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Rule 701

Rule 701 under the Securities Act permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement and the volume and public information requirements. Any of our employees, consultants or advisors, other than our affiliates, who acquired shares from us under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the effective date of this Registration Statement before selling their shares under Rule 701. As of August 31, 2017, 900,000 shares have been issued pursuant to Rule 701. Of such shares, 300,000 were issued to non-affiliates and will become eligible for sale pursuant to Rule 701 90 days following the effective date of this Registration Statement.

Item 10.  Recent Sales of Unregistered Securities.

Since its formation, the Company issued a total of 30,000,000 shares of common stock. Other than shares issued in connection with VCAB merger, shares issued in connection with the formation of the Company and shares issued pursuant to employment or consulting agreements all remaining shares were sold to various investors at a purchase price of $0.50 per share. The Company relied on Section 4(a)(2) of the Securities Act. We believe that Section 4(a)(2) was available because none of such issuances involved underwriters, underwriting discounts or commissions; restrictive legends were placed on the certificates representing the shares purchases; and none of such sales were made by general solicitation.

On September 27, 2016, VCAB merged with and into the Company, and the separate existence of VCAB ceased. Pursuant to the merger, the Company issued an aggregate of 900,000 Plan Shares to VCAB’s holders of Class 5 Claims and HFG Capital Investments, LLC (“HFG”). The issuance of the Plan Shares was in reliance on the exemption provided by Section 1145 of the United States Bankruptcy Code.

The Company believes that HFG is not a promoter of the Company, as that term is defined in Rule 405 under the Securities Act, because HFG did not (i) directly or indirectly take initiative in founding or organizing the Company or (ii) receive 10% or more of any class of securities of the Company or 10% or more of the proceeds from the sale of any class of securities.

Item 11.  Description of Registrant’s Securities to be Registered.

The following is a summary of the current material terms of our capital stock. Because it is only a summary, it does not contain all information that may be important to you. Therefore, you should read carefully the more detailed provisions of our certificate of formation and bylaws. For information on how to obtain copies of our certificate of formation and bylaws, see “Reports”, below.

General

As of the date of this Registration Statement, our authorized capital stock consists of 90,000,000 shares of common stock, no par value per share, and 10,000,000 shares of preferred stock, no par value per share. No other classes of stock are authorized or expected to be authorized under our certificate of formation. The issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable.

Common Stock

Each holder of shares of our common stock is entitled to one vote for each share of common stock held of record by such holder. Holders of our common stock, voting as a single class, are entitled to elect all of the directors of the Company. Matters submitted for shareholder approval generally require a majority vote. Holders of our common stock are entitled to receive ratably such dividends as may be declared by our board out of funds legally available therefor. Upon our liquidation, dissolution or winding up, holders of our common stock would be entitled to share ratably in our net assets. Holders of our common stock have no preemptive, redemption, conversion or other subscription rights.

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The registrar and transfer agent for our common stock is Securities Transfer Corporation, 2901 Dallas Parkway, Suite 380, Plano, Texas 75034-8543, (469) 633-0101.

Preferred Stock

Our board has the power, without further vote of shareholders, to authorize the issuance of up to 10,000,000 shares of our preferred stock and to fix and determine the terms, limitations and relative rights and preferences of any shares of our preferred stock. This power includes the authority to establish voting, dividend, redemption, conversion, liquidation and other rights of any such shares. Our preferred stock may be divided into such number of series as our board determines. There are no shares of our preferred stock currently outstanding.

Reports

We will be required to file reports with the SEC under section 15(d) of the Securities Act and the reports will be filed electronically.  The reports we will be required to file are Forms 10-K, 10-Q, and 8-K.  You may read copies of any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains an Internet site that will contain copies of the reports we file electronically.  The address for the Internet site is www.sec.gov.

Item 12.  Indemnification of Directors and Officers.

The Company’s certificate of formation, as in effect at the time that this registration statement becomes effective, provides that no director of the Company will be personally liable to the Company or any of its shareholders for monetary damages arising from the director’s breach of fiduciary duty as a director, with certain limited exceptions.

Pursuant to the Texas Business Organizations Code (the “Code”), every Texas corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving in such a capacity at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise, against any and all expenses, judgments, fines and amounts paid in settlement and reasonably incurred in connection with such action, suit or proceeding.  The power to indemnify applies only if such person acted in good faith and in a manner such person reasonably believed to be in the best interests, or not opposed to the best interests, of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

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The Registrant’s Amended and Restated Certificate of Formation contains provisions authorizing it to indemnify its officers and directors to the fullest extent permitted by the Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions,  or otherwise,  the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 13.  Financial Statements and Supplementary Data.

Our financial statements included in this Registration Statement begin on page F-1 hereof.

Item 14.  Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

There are not and have not been any disagreements between the Company and its accountants on any matter of accounting principles, practices or financial statement disclosure.

Item 15.  Financial Statements and Exhibits.

Financial Statements

The financial statements and related notes listed on p. F-1 are included as part of this Registration Statement.

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Exhibits

Exhibit	Exhibit Description

2.5	Certificate of Compliance with Merger, Combination or Acquisition Requirements, filed September 27, 2016 (previously filed)
3.1 3.2	Certificate of Formation of Water Now, Inc., as amended Amended and Restated Certificate of Formation of Water Now, Inc.
3.3	Bylaws of Water Now, Inc.
10.1	General Assembly Agreement between Source One International Co. Ltd. and Water Now, Inc., effective as of April 7, 2017 (previously filed)
10.2*	Employment Agreement between Water Now, Inc. and Mark Dyos, effective as of May 1, 2016 (previously filed)
10.3	Advisory Agreement between HFG Capital Investments, LLC and Water Now, Inc., entered into April 4, 2016 (previously filed)
10.4	Sales Agreement between Water Now, Inc. and Sun Mark (Gulf) JLT, dated March 1, 2017 (previously filed)
10.5*	Contractor Agreement between Water Now, Inc. and Phil Marshall, effective as of September 16, 2016 (previously filed)
10.6	Administration Agreement between Datacom Warranty Corp. and Water Now, Inc. dated July 29, 2017 (previously filed)
10.7	Manufacturing and Distribution Agreement (by and between Cloudburst Solutions, LLC and Water Now, Inc. dated July 1, 2016) (previously filed)
10.8*	Summary Terms of Employment Arrangement between Water Now, Inc. and David King
23.1	Consent of Independent Auditors

* Indicates management contract or compensatory plan

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SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: September 25, 2017	WATER NOW, INC.

By: /s/ David King
David King, Chief Executive Officer

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FINANCIAL STATEMENTS AND EXHIBITS

Financial Statements – December 31, 2016

Financial Statements – June 30, 2017 and 2016

Condensed Balance Sheets as of June 30, 2017 (unaudited) and December 31, 2016	F-10

Condensed Statements of Operations for the three months ended June 30, 2017 and 2016 and for the six months ended June 30, 2017 and the period commencing February 10, 2016 (date of inception) through June 30, 2016 (unaudited)	F-11

Condensed Statements of Cash Flows for the six months ended June 30, 2017 and the period commencing February 10, 2016 (date of inception) through June 30, 2016 (unaudited)	F-12

Notes to Condensed Financial Statements (unaudited)	F-13
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INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and

Stockholders of Water Now, Inc.

We have audited the accompanying balance sheet of Water Now, Inc. (the “Company”) as of December 31, 2016, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the period from February 10, 2016 (Inception) to December 31, 2016. Water Now, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Water Now, Inc. at December 31, 2016, and the results of its operations and its cash flows for the period from February 10, 2016 (Inception) to December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to that matter.

/s/ MONTGOMERY COSCIA GREILICH LLP

Montgomery Coscia Greilich LLP

Plano, Texas

August 11, 2017

F-1

WATER NOW, INC.
BALANCE SHEET
DECEMBER 31, 2016

ASSETS

Cash and cash equivalents	$336

TOTAL ASSETS	$336

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:

Outstanding checks in excess of bank balance	$2,500
Accrued expenses	80,000
Advance from related party	21,000
Notes payable - related parties	100,000
Total current liabilities	203,500

Total liabilities	203,500

Commitments and contingencies ( Note 6)	—

STOCKHOLDERS' DEFICIT
Preferred stock – no par value, 10,000,000 shares authorized
zero issued and outstanding at December 31, 2016	—
Common Stock - no par value, 90,000,000 shares authorized,
28,349,500 shares issued and outstanding at December 31, 2016	1,680,000
Accumulated deficit	(1,883,164)
Total stockholders' deficit	(203,164)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$336

F-2

WATER NOW, INC.
STATEMENT OF OPERATIONS
PERIOD FROM FEBRUARY 10, 2016 (INCEPTION) TO DECEMBER 31, 2016

REVENUES, net	$—

OPERATING EXPENSES:
Reorganization expenses	615,000
Research and development expenses	738,147
Legal and professional fees	215,979
Other general and administrative expenses	311,038
Total operating expenses	1,880,164

Loss from operations	(1,880,164)

OTHER EXPENSE
Interest expense	(3,000)
Total other expense	(3,000)

Loss before provision for income taxes	(1,883,164)

Provision for income taxes	—

NET LOSS	$(1,883,164)

Loss per share
Basic and fully diluted	$(0.07)

Weighted-average number of shares of common stock
Basic and fully diluted	27,091,900

F-3

WATER NOW, INC.
STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT
FOR THE PERIOD FROM FEBRUARY 10, 2016 (INCEPTION) TO DECEMBER 31, 2016

				Total
	Common Stock		Accumulated	Stockholders'
	Shares	Amount	Deficit	Deficit

Balance, February 10, 2016 (Inception)	—	$—	$—	$—

Common stock issuances to founder	25,589,500	—	—	—

Common stock issuances for cash	340,000	170,000	—	170,000

Common stock issuances for restructuring	900,000	450,000	—	450,000

Common stock issuances as payment	1,520,000	1,060,000	—	1,060,000
for services compensation

Net loss	—	—	(1,883,164)	(1,883,164)

Balance, December 31, 2016	28,349,500	$1,680,000	$(1,883,164)	$(203,164)

F-4

WATER NOW, INC.
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM FEBRUARY 10, 2016 (INCEPTION) TO DECEMBER 31, 2016

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,883,164)
Adjustments to reconcile net loss to net cash
used in operating activities:
Common stock issued as payment for restructuring	450,000
Common stock issued as payment for services compensation	1,060,000
Accrued liabilities	80,000
Net cash used in operating activities	(293,164)

CASH FLOWS FROM INVESTING ACTIVITIES	—

CASH FLOWS FROM FINANCING ACTIVITIES
Outstanding checks in excess of bank balance	2,500
Advance from related party	21,000
Borrowings on related party notes payable	100,000
Issuances of common stock	170,000
Net cash provided by financing activities	293,500

NET INCREASE IN CASH	336
CASH AT BEGINNING OF PERIOD	—
CASH AT END OF PERIOD	$336

SUPPLEMENTAL INFORMATION:
Cash paid for interest	$3,000
Cash paid for income taxes	$—

F-5

Water Now, Inc.

Notes to Financial Statements

Period from February 10, 2016 (Inception) to December 31, 2016

1. Business and Organization

Water Now, Inc. was incorporated in Texas on February 10, 2016. The founding shareholder received 25,929,500 shares of common stock of the Company upon formation. The Company is expected to contract with third-party manufacturers to build water purification equipment based on its proprietary technology for sale to distributors and various end users. The Company has filed an application for a patent for the design of its water purification technology with the United States Patent and Trademark Office.

On September 27, 2016, the Company consummated a transaction whereby VCAB One Corporation, a Texas corporation (“VCAB”), merged with and into the Company.  At the time of the merger VCAB was subject to a bankruptcy proceeding and had minimal assets, no equity owners and no liabilities, except for approximately 1,500 holders of Class 5 Allowed General Unsecured Claims and a holder of allowed administrative expenses (collectively, “Claim Holders”).  Pursuant to the terms of the merger, and in accordance with the bankruptcy plan, the Company issued an aggregate of 900,000 shares of  common stock (the “Plan Shares”) to the Claim Holders as full settlement and satisfaction of their respective claims.  As provided in the bankruptcy plan, the Plan Shares were issued pursuant to Section 1145 of the United States Bankruptcy Code.  As a result of the merger, the separate corporate existence of VCAB was terminated.  The Company entered into the merger in order to increase its shareholder base in order to, among other things, assist  in satisfying the listing standards of a National securities exchange. The Company recorded total restructuring expenses of $615,000, including $165,000 of consulting fees in cash and $450,000 for the issuance of the Plan Shares for settlement of claims held by the Claim Holders.

2. Going Concern

The Company, which generated a net loss of $1,883,164 for the period from February 10, 2016 (Inception) to December 31, 2016, may not have sufficient cash to fund its current and future operations. There is no assurance that future operations will result in profitability. No assurance can be given that management will be successful in its efforts to raise additional capital from present or future shareholders or from its principal shareholder. The failure to raise additional capital needed to achieve its business plans will have a material adverse effect on the Company’s financial position, results of operations, and ability to continue as a going concern.

3. Summary of Significant Accounting Policies

Cash and Cash Equivalents

Cash and cash equivalents consist primarily of deposit accounts with original maturities of three months or less.

Use of Accounting Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. The most significant estimates and assumptions made by management related to determining the value of stock-based compensation.

F-6

Water Now, Inc.

Notes to Financial Statements

Period from February 10, 2016 (Inception) to December 31, 2016

3. Summary of Significant Accounting Policies, Continued

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities for a change in tax rate is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts more likely than not to be realized.

The Company accounts for uncertain tax positions in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 740-10 Income Taxes. ASC 740-10 provides several clarifications related to uncertain tax positions. Most notably, a “more likely-than-not” standard for initial recognition of tax positions, a presumption of audit detection and a measurement of recognized tax benefits based on the largest amount that has a greater than 50 percent likelihood of realization. ASC 740-10 applies a two-step process to determine the amount of tax benefit to be recognized in the financial statements. First, the Company must determine whether any amount of the tax benefit may be recognized. Second, the Company determines how much of the tax benefit should be recognized (this would only apply to tax positions that qualify for recognition.) No additional liabilities have been recognized as a result of the implementation. Accordingly, the Company has not recognized any penalty, interest or tax impact related to uncertain tax positions.

Stock-Based Compensation

The Company accounts for stock-based compensation under the provisions of ASC 718, “Compensation—Stock Compensation”, which requires the measurement and recognition of compensation expense for stock-based awards made to employees and directors based on estimated fair values on the grant date. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the shorter of the period over which services are to be received or the vesting period.

The Company accounts for stock-based compensation awards to non-employees in accordance with ASC 505-50, “Equity-Based Payments to Non-Employees”. In accordance with ASC 505-50, the Company determines the fair value of stock-based compensation awards granted as either the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

The Company estimated the fair value of stock-based awards issued to employees, directors and non-employees during the period from February 10, 2016 (Inception) to December 31, 2016 based on prices paid by unrelated third-parties for the purchases of its common stock during this period.

F-7

Water Now, Inc.

Notes to Financial Statements

Period from February 10, 2016 (Inception) to December 31, 2016

3. Summary of Significant Accounting Policies, Continued

Stock-Based Compensation

The stock-based expenses expense of $1,510,000 recorded by the Company for the period from February 10, 2016 (Inception) to December 31, 2016 is comprised of the following: $450,000 for the settlement of claims of the creditors of VCAB in bankruptcy proceedings, $135,000 for the provision of legal and accounting services, $675,000 for research and development expenses and $250,000 for employees services.

Research and development costs

The Company expenses research and development costs as incurred in accordance with ASC 730 Research and Development. The Company’s research and development activities related to activities undertaken to adapt the water purification technology contributed by its founder for commercial-scale manufacturing. The accompanying statement of operations for the period from February 10, 2016 (Inception) to December 31, 2016 included $738,147 of research and development expenses.

Earnings (Loss) Per Share

Basic earnings (loss) per share are computed by dividing the net income (loss) by the weighted-average number of shares of common stock and common stock equivalents such as outstanding stock options and warrants. Common stock equivalents represent the dilutive effect of the assumed exercise of the outstanding stock options and warrants, using the treasury stock method. The calculation of fully diluted earnings (loss) per share assumes the dilutive effect of the exercise of outstanding options and warrants at either the beginning of the respective period presented or the date of issuance, whichever is later.

4. Notes Payable

The Company had two convertible notes payable (the “Convertible Notes”) to stockholders in aggregate principal amount of $100,000 at December 31, 2016. The Convertible Notes mature on August 25, 2017 and bear interest at 12% per annum. The related agreements give the holders of the Convertible Notes the option to convert the amounts outstanding on the Convertible Notes to shares of common stock of the Company at an exercise price pf $0.50 per share. Based on the terms of the conversion feature, the Company had determined that the Convertible Notes did not contain a beneficial conversion feature. As such, the entire proceeds of the Convertible Notes were recorded as a liability. The accompanying statement of operations for the period from February 10, 2016 (Inception) to December 31, 2016 included $3,000 of interest expenses incurred on the Convertible Notes.

F-8

Water Now, Inc.

Notes to Financial Statements

Period from February 10, 2016 (Inception) to December 31, 2016

5. Advance from Related Party

The Company received a non-interest bearing advance without a specified maturity date from a stockholder of the Company. The balance outstanding on the stockholder advance at December 31, 2016 was $21,000.

6. Commitments and Contingencies

Effective as of May 1, 2016, the Company entered into a three-year employment agreement with Mr. Dyos. The agreement calls for monthly payments of $7,000 per month through April 2017 and $15,000 per month thereafter. The employment agreement also provided for the grant of 500,000 shares of common stock, which were fully vested at May 1, 2017. The employment agreement provides for an additional grant of 500,000 shares of common stock on the first day following the second month during which the Company recognizes revenue pursuant to generally accepted accounting principles.

The Company has entered into a two-year accounting consulting services agreement with Mr. Marshall. The accounting consulting services agreement provided for a grant of 100,000 shares of common stock, which fully vested at January 2, 2017. The Company shall pay to Mr. Marshall 75,000 shares of common stock per each completed six months of satisfactory service. The first installment shall be payable at such time as the Company generates revenue from the sale of its products.

7. Income Taxes

The Company’s tax provision is determined using an estimate of an annual effective tax rate adjusted for discrete items, if any, that are taken into account in the relevant period. The annual effective tax rate for the period ended December 31, 2016 was a combined 38% for the U.S. federal and state statutory tax rates. The Company reviews tax uncertainties in light of changing facts and circumstances and adjust them accordingly. As of December 31, 2016, there were no tax contingencies recorded.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities recognized for financial reporting, and the amounts recognized for income tax purposes. The Company had a deferred tax asset of $715,602 associated with its operating loss for the period from February 10, 2016 (Inception) to December 31, 2016. The deferred tax asset was fully offset with a valuation allowance of $715,602 at December 31, 2016.

The Company has a net operating loss carry-forward for federal and state tax purposes of $1,883,164 at December 31, 2016, that is potentially available to offset future taxable income, which will begin to expire in the year 2036.

8. Subsequent Events

The Company has evaluated all material events or transactions that occurred after December 31, 2016 up to August 11, 2017, the date these financial statements were available to be issued and noted no material subsequent events which would require disclosure.

F-9

Water Now, Inc.

Condensed Balance Sheets

	June 30,	December 31,
	2017	2016
	(Unaudited)
ASSETS
Current Assets
Cash	$73,757	$336
Receivable from related party	3,111	—
Deposit on inventory purchases	89,097	$—
Total Currents Assets	165,965	336

Total Assets	$165,965	$336

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Outstanding checks in excess of bank balance	$—	$2,500
Accounts payable and accrued expenses	60,262	80,000
Advance from related party	—	21,000
Notes payable – stockholders	100,000	100,000

Total Liabilities	160,262	203,500

Commitments and Contingencies - Note 7

Stockholders' Equity (Deficit)
Preferred stock – no par value, 10,000,000 shares authorized, zero issued and outstanding at June 30, 2017 and December 31, 2016	—	—
Common Stock - no par value, 90,000,000 shares authorized, 30,000,000 shares and 28,349,500 shares issued as of June 30, 2017 and December 31, 2016, respectively and 28,840,000 shares and 28,349,500 shares outstanding as of June 30, 2017 and December 31, 2016, respectively	2,300,000	1,680,000
Subscription receivable	(8,000)	—
Accumulated deficit	(2,286,297)	(1,883,164)
Treasury stock, at zero cost (1,160,000 shares as of June 30, 2017)	—	—
Total Stockholders' Equity (Deficit)	5,703	(203,164)

Total Liabilities and Stockholders' Equity (Deficit)	$165,965	$336

The accompanying notes are an integral part of these condensed financial statements.

F-10

Water Now, Inc.

Condensed Statements of Operations

(Unaudited)

	For the three months ended	For the three months ended	For the six months ended	For the period from February 10, 2016 (inception) through
	June 30,	June 30,	June 30,	June 30,
	2017	2016	2017	2016

Revenues	$—	$—	$—	$—

Operating expenses
Research and development expenses	186,372	634,147	283,067	634,147
General and administrative expenses	82,221	328,295	114,066	328,353
Total operating expenses	268,593	962,442	397,133	962,500

Loss from operations	(268,593)	(962,442)	(397,133)	(962,500)

Other expense
Interest expense	(3,000)	—	(6,000)	—
Total other expense	(3,000)	—	(6,000)	—

Loss before provision for income taxes	(271,593)	(962,442)	(403,133)	(962,500)

Provision for income taxes	—	—	—	—

Net Loss	$(271,593)	$(962,442)	$(403,133)	$(962,500)

Loss per share
basic and fully diluted	$(0.01)	$(0.04)	$(0.01)	$(0.04)

Weighted-average number of shares of common stock
basic and fully diluted	29,717,962	26,702,907	29,387,235	26,308,082

The accompanying notes are an integral part of these condensed financial statements.

F-11

Water Now, Inc.

Condensed Statement of Cash Flows

(Unaudited)

	For the six months ended	For the period from February 10, 2016 (inception) through
	June 30,	June 30,
	2017	2016
Cash flows from operating activities:
Net loss	$(403,133)	$(962,500)
Adjustments to reconcile net loss to net cash used in operating activities:
Common stock issued as payment for services and employee compensation	75,000	885,000
Changes in operating working capital items:
Accounts payable and accrued expenses	(19,738)	—
Deposit on inventory purchases	(89,097)	—
Net cash used in operating activities	(436,968)	(77,500)

Cash flows from financing activities:
Outstanding checks in excess of bank balance	(2,500)	2,500
Advances and (repayments) from (to) related party	(24,111)	25,000
Issuances of common stock	537,000	50,000
Net cash provided by financing activities	510,389	77,500

Net increase in cash	73,421	—
Cash at beginning of period	336	—
Cash at end of period	$73,757	$—

Supplemental Disclosure of Interest and Income Taxes Paid:
Interest paid during the period	$6,000	$—
Income taxes paid during the period	$—	$—

The accompanying notes are an integral part of these condensed financial statements.

F-12

Water Now, Inc.

Notes to Condensed Financial Statements (unaudited)

June 30, 2017

1. Basis of presentation, Background and Description of Business

Basis of presentation

The accompanying unaudited condensed financial statements of Water Now, Inc. (the “Company”) have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission, or the SEC, including the instructions to Regulation S-X. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States of America have been condensed or omitted from these statements pursuant to such rules and regulations and, accordingly, they do not include all the information and notes necessary for comprehensive financial statements and should be read in conjunction with our audited financial statements for the year ended December 31, 2016.

In the opinion of the management of the Company, all adjustments, which are of a normal recurring nature, necessary for a fair statement of the results for the three-month period have been made. Results for the interim period presented are not necessarily indicative of the results that might be expected for the entire fiscal year. When used in these notes, the terms "Company", "we", "us" or "our" mean Water Now, Inc.

Background and Description of Business

On September 27, 2016, the Company consummated a transaction whereby VCAB One Corporation, a Texas corporation (“VCAB”), merged with and into the Company.  At the time of the merger VCAB was subject to a bankruptcy proceeding and had minimal assets, no equity owners and no liabilities, except for approximately 1,500 holders of Class 5 Allowed General Unsecured Claims and a holder of allowed administrative expenses (collectively, “Claim Holders”).  Pursuant to the terms of the merger, and in accordance with the bankruptcy plan, the Company issued an aggregate of 900,000 shares of common stock (the “Plan Shares”) to the Claim Holders as full settlement and satisfaction of their respective claims.  As provided in the bankruptcy plan, the Plan Shares were issued pursuant to Section 1145 of the United States Bankruptcy Code.  As a result of the merger, the separate corporate existence of VCAB was terminated.  The Company entered into the merger in order to increase its shareholder base in order to, among other things, assist in satisfying the listing standards of a National securities exchange. The Company recorded total restructuring expenses of $615,000, including $165,000 of consulting fees in cash and $450,000 for the issuance of the Plan Shares for settlement of claims held by the Claim Holders.

2. Going Concern

At June 30, 2017, the Company had $73,757 in cash and had net working capital of $5,703. The Company, which generated a net loss of $403,133 and $962,500 for the six-months ended June 30, 2017 and for the period from February 10, 2016 (inception) to June 30, 2016, respectively, may not have sufficient cash to fund its current and future operations. There is no assurance that future operations will result in profitability. No assurance can be given that management will be successful in its efforts to raise additional capital from present or future shareholders. The failure to raise additional capital needed to achieve its business plans will have a material adverse effect on the Company’s financial position, results of operations, and ability to continue as a going concern.

F-13

3. Summary of Significant Accounting Policies and Recent Accounting Pronouncements

Cash and Cash Equivalents

Cash and cash equivalents consist primarily of deposit accounts with original maturities of three months or less.

Use of Accounting Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.

Actual results could differ from those estimates. The most significant estimates and assumptions made by management related to determining the value of stock-based expenses.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities for a change in tax rate is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts more likely than not to be realized.

The Company accounts for uncertain tax positions in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) 740-10“Income Taxes”. ASC 740-10 provides several clarifications related to uncertain tax positions. Most notably, a “more likely-than-not” standard for initial recognition of tax positions, a presumption of audit detection and a measurement of recognized tax benefits based on the largest amount that has a greater than 50 percent likelihood of realization. ASC 740-10 applies a two-step process to determine the amount of tax benefit to be recognized in the financial statements. First, the Company must determine whether any amount of the tax benefit may be recognized. Second, the Company determines how much of the tax benefit should be recognized (this would only apply to tax positions that qualify for recognition). No additional liabilities have been recognized as a result of the implementation. Accordingly, the Company has not recognized any penalty, interest or tax impact related to uncertain tax positions.

Stock-Based Expenses

The Company accounts for stock-based expenses under the provisions of ASC 718, “Compensation—Stock Compensation”, which requires the measurement and recognition of expense for stock-based awards made to employees and directors based on estimated fair values on the grant date. The stock-based compensation awards to employees, directors and non-employees during the period from February 10, 2016 (inception) to June 30, 2017 consisted of the grants of restricted stock. The restrictions on the shares granted related to regulatory restrictions as well as service and milestone based restrictions that prevented the sale of the stock granted. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the shorter of the period over which services are to be received or the vesting period.

The Company accounts for stock-based expenses awards to non-employees in accordance with ASC 505-50, “Equity-Based Payments to Non-Employees”. In accordance with ASC 505-50, the Company determines the fair value of stock-based expenses awards granted as either the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

F-14

The Company estimated the fair value of stock-based awards issued to employees, directors and non-employees during the period from February 10, 2016 (Inception) to June 30, 2017 based on prices paid by unrelated third-parties for the purchases of its common stock during this period, which amounted to $0.50 per share.

The components of stock-based compensation related to stock awards in the Company’s Statement of Operations for the three months ended June 30, 2017 and 2016, and for the six months ended June 30, 2017 and for the period from February 10, 2016 (Inception) to June 30, 2016 are as follows (rounded to nearest thousand):

	Three Months Ended		Six Months Ended	For the period from February 10, 2016 (inception) to
	June 30,		June 30,	June 30,
	2017	2016	2017	2016

Research and development expenses	$75,000	$625,000	$75,000	$625,000

General and administrative expenses	—	260,000	—	260,000

Total stock-based compensation expense	$75,000	$885,000	$75,000	$885,000

Research and development costs

The Company expenses research and development costs as incurred in accordance with ASC 730 “Research and Development”. The Company’s research and development activities related to activities undertaken to adapt the water purification technology contributed by its founder for commercial-scale manufacturing. Research and development expenses were $186,372 and $634,147, for the three months ended June 30, 2017 and 2016, respectively. Research and development expenses were $283,067 and $634,147, for the six months ended June 30, 2017 and for the period from February 10, 2016 (inception) to June 30, 2016, respectively.

Earnings (Loss) Per Share

Basic earnings (loss) per share are computed by dividing the net income (loss) by the weighted-average number of shares of common stock and common stock equivalents such as outstanding stock options and warrants. Common stock equivalents represent the dilutive effect of the assumed exercise of the outstanding stock options and warrants, using the treasury stock method. The calculation of fully diluted earnings (loss) per share assumes the dilutive effect of the exercise of outstanding options and warrants at either the beginning of the respective period presented or the date of issuance, whichever is later.

Recently Accounting Pronouncements

Going Concern — In August 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-15 – “Presentation of Financial Statements – Going Concern – Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern”, which requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued. An entity must provide certain disclosures if conditions or events raise substantial doubt about the entity’s ability to continue as a going concern. The updated accounting guidance was effective for the Company on December 31, 2016. We have implemented this new accounting standard and we will update our liquidity disclosures as necessary.

F-15

Revenue — In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which outlines a single, comprehensive model for entities to use in accounting for revenue arising from contracts with customers. ASU 2014-09 is effective for reporting periods beginning after December 15, 2017. The Company is currently evaluating the impact of the new guidance.

Leases — In February 2016, the FASB issued ASU 2016-02 “Leases”. This standard will require entities that lease assets—referred to as “lessees”—to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. The accounting by entities that own the assets leased by the lessee—also known as lessor accounting—will remain largely unchanged from current GAAP. ASU 2016-02 is effective for reporting periods beginning after December 15, 2018. Modified retrospective application is required, with optional practical expedients available. The Company is currently evaluating the impact of the new guidance.

Debt Issuance Costs - In April 2015, the FASB issued ASU 2015-03, “Simplifying the Presentation of Debt Issuance Costs”. The new standard will more closely align the presentation of debt issuance costs under U.S. generally accepted accounting principles with the presentation under comparable IFRS standards. Debt issuance costs related to a recognized debt liability will be presented on the balance sheet as a direct deduction from the debt liability, similar to the presentation of debt discounts. The cost of issuing debt will no longer be recorded as a separate asset, except when incurred before receipt of the funding from the associated debt liability. Under current U.S. generally accepted accounting principles, debt issuance costs are reported on the balance sheet as assets and amortized as interest expense. The costs will continue to be amortized to interest expense using the effective interest method. Subsequent to the issuance of ASU 2015-03 the Securities and Exchange Commission staff made an announcement regarding the presentation of debt issuance costs associated with line-of-credit arrangements, which was codified by the FASB in ASU 2015-15. This guidance, which clarifies the exclusion of line-of-credit arrangements from the scope of ASU 2015-03, is effective upon adoption of ASU 2015-03. ASU 2015-03 is effective for public business entities for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. The implementation of this standard did not have a material impact on the Company’s accompanying financial statements.

Stock Compensation - In March 2016, the FASB issued ASU 2016-09, Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, which will simplify the income tax consequences, accounting for forfeitures and classification on the Statement of Cash Flows (i) excess tax benefits be classified as cash inflows provided by operating activities, and (ii) cash paid to taxing authorities arising from the withholding of shares from employees be classified as cash outflows used in financing activities. This standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016, with early adoption permitted. This new pronouncement has been adopted on July 1, 2016 and did not have a material effect on the Company’s financial position, results of operations, but had an effect of the classification of cash paid to taxing authorities arising from the withholding of shares from employees (treasury stock), classified as cash outflows used in financing activities.

In June 2014, the FASB issued ASU 2014-12, Compensation - Stock Compensation. The amendments in this ASU apply to reporting entities that grant their employees share-based payments in which the terms of the award provide that a performance target can be achieved after the requisite service period. This ASU is the final version of Proposed ASU EITF-13D--Compensation--Stock Compensation (Topic 718): Accounting for Share-Based Payments When the terms of an award provide that a performance target could be achieved after the requisite service period, which has been deleted. The

F-16

amendments require that a performance target that affects vesting and that could be achieved after the requisite service period be treated as a performance condition. A reporting entity should apply existing guidance in Topic 718 as it relates to awards with performance conditions that affect vesting to account for such awards. As such, the performance target should not be reflected in estimating the grant-date fair value of the award. Compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the compensation cost attributable to the period(s) for which the requisite service has already been rendered. If the performance target becomes probable of being achieved before the end of the requisite service period, the remaining unrecognized compensation cost should be recognized prospectively over the remaining requisite service period. The total amount of compensation cost recognized during and after the requisite service period should reflect the number of awards that are expected to vest and should be adjusted to reflect those awards that ultimately vest. The requisite service period ends when the employee can cease rendering service and still be eligible to vest in the award if the performance target is achieved. As indicated in the definition of vest, the stated vesting period (which includes the period in which the performance target could be achieved) may differ from the requisite service period. The amendments in this ASU are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. The implementation of this standard did not have a material impact on the Company’s accompanying financial statements.

4. Notes Payable – Stockholders

The Company had two convertible notes payable (the “Convertible Notes”) to stockholders in aggregate principal amount of $100,000 at June 30, 2017 and December 31, 2016. The Convertible Notes which matured on August 25, 2017 bear interest at 12% per annum. The holders of the Convertible Notes exercised their option to convert the notes to common shares of the Company at maturity, at $0.50 per common share. The Company granted 200,000 common shares to the holders of the Convertible Notes. Based on the terms of the conversion feature, the Company had determined that the Convertible Notes did not contain a beneficial conversion feature. As such, the entire proceeds of the Convertible Notes were recorded as a liability. The interest expenses incurred and paid on the Convertible Notes was $6,000 and $0, for the six months ended June 30, 2017 and for the period from February 10, 2016 (inception) to June 30, 2016, respectively.

5.Advances Due and From Related Party

The Company received a non-interest bearing advance without a specified maturity date from a stockholder of the Company. The stockholder has a receivable due to the Company of $3,111 at June 30, 2017. The balance outstanding on the stockholder advance at December 31, 2016 was $21,000.

6. Equity Transactions

From January 1 to March 31, 2017, the Company issued 500,000 shares to different investors at $0.50 per share for cash, with total proceeds of $227,000 and recorded a subscription receivable of $23,000. The Company received payments totaling $15,000 on the stockholder receivable during the three months ended June 30, 2017.

From April 1 to June 30, 2017, the Company issued 590,000 shares to different investors at $0.50 per share for cash, with total proceeds of $295,000. In addition, there were 600,000 shares of common stock vested during the six months ended June 30, 2016.

On May 18, 2017, the Company issued 100,000 shares to one employee working at research and development department of the Company. The value of these 100,000 shares at $0.50 per share was $50,000.

On June 13, 2017, the Company issued 50,000 shares to one employee working at research and development department of the Company. The value of these 50,000 shares at $0.50 per share was $25,000.

F-17

In May 2017, the Company’s principal shareholder surrendered 1,449,500 shares of common stock to the Company, which were recorded as treasury stock with a $0 value. These surrendered shares were used to issue stock during the period and will be used for future issuances of stock by the Company. The remaining number of treasury stock held by the Company at June 30,2017 were 1,160,000 shares.

7. Commitments and Contingencies

Effective as of May 1, 2016, the Company entered into a three-year employment agreement with Mr. Dyos. The agreement calls for monthly payments of $7,000 per month through April 2017 and $15,000 per month thereafter. The employment agreement also provided for the grant of 500,000 shares of common stock, which were fully vested at May 1, 2017. The employment agreement provides for an additional grant of 500,000 shares of common stock subject to satisfactory employment through December 2017. The Company expensed $250,000 for these shares during the period ended December 31, 2016 in accordance with ASC 718. The employment agreement provides for an additional grant of 500,000 shares of common stock on the first day following the second month during which the Company recognizes revenue pursuant to generally accepted accounting principles.

The Company has entered into a two-year accounting consulting services agreement with Mr. Marshall. The accounting consulting services agreement provided for a grant of 100,000 shares of common stock, which fully vested at January 2, 2017. The Company expensed $50,000 for these shares during the period ended December 31, 2016 in accordance with ASC 505-50. The Company shall pay to Mr. Marshall 75,000 shares of common stock per each completed six months of satisfactory service. The first installment shall be payable at such time as the Company generates revenue from the sale of its products.

We may become involved in, or have been involved in, arbitrations or various other legal proceedings that arise from the normal course of our business. We cannot predict the timing or outcome of these claims and other proceedings. The ultimate outcome of any litigation is uncertain, and either unfavorable or favorable outcomes could have a material negative impact on our results of operations, balance sheets and cash flows due to defense costs, and divert management resources. Currently, except as set forth below, we are not involved in any arbitration and/or other legal proceeding that could have a material effect on our business, financial condition, results of operations and cash flows.

We accrue for a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Significant judgement is required in both the determination of probability and the determination as to whether a loss is reasonably estimable. In addition, in the event we determine that a loss is not probable, but is reasonably possible, and it becomes possible to develop what we believe to be a reasonable range of possible loss, then we will include disclosure related to such a matter as appropriate and in compliance with ASC 450. The accruals or estimates, if any, are reviewed at least quarterly and adjusted to reflect the impact of negotiations, settlements, rulings, advice of legal counsel, and other information and events pertaining to a particular matter. To the extent there is a reasonable possibility that the losses could exceed the amounts already accrued, we will, as applicable, adjust the accrual in the period the determination is made, disclose an estimate of the additional loss or range of loss, indicate that the estimate is immaterial to our financial statements as a whole, or, if the amount of such adjustment cannot be reasonably estimated, disclose that an estimate cannot be made.

On April 6, 2017, Cloudburst Solutions, LLC (“Cloudburst”) filed suit against the Company and David King in the 17th District Court of Tarrant County, Texas.    Cloudburst alleges that the Company breached its obligations under a Manufacturing and Distribution Agreement to which the Company and Cloudburst were parties.  Cloudburst also claims that the Company and Mr. King have misappropriated unspecified “intellectual property rights related to water treatment/reclamation processes.”  Cloudburst seeks a declaratory judgment and unspecified damages, including $1,536,000 alleged to be owed pursuant to Manufacturing and Distribution Agreement.  The Company has filed special exceptions, and the parties have exchanged discovery requests.  The Company intends to vigorously defend against the claims made by Cloudburst. The Company has not accrued any amounts for this litigation because it believes that the resolution of this uncertainty will not have a material effect on the Company’s financial condition.

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8. Income Taxes

The Company accounts for income taxes under the liability method. Deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purpose, referred to as temporary differences. Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized.

The Company’s tax provision is determined using an estimate of an annual effective tax rate adjusted for discrete items, if any, that are taken into account in the relevant period. The 2017 and 2016 annual effective tax rate is estimated to be a combined 38% for the U.S. federal and state statutory tax rates. The Company reviews tax uncertainties in light of changing facts and circumstances and adjust them accordingly. As of June 30, 2017 and December 31, 2016, there was no tax contingencies recorded.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities recognized for financial reporting, and the amounts recognized for income tax purposes.

We had a net operating loss carry-forward for federal and state tax purposes of approximately $2,286,000 at June 30, 2017, that is potentially available to offset future taxable income, which will begin to expire in the year 2036. For financial reporting purposes, no deferred tax asset was recognized because at June 30, 2017 and December 31, 2016 because management estimates that it is more likely than not that substantially all of the net operating losses will expire unused. As a result, the amount of the deferred tax assets considered realizable was reduced 100% by a valuation allowance. The change in the valuation allowance was approximately $137,000 and $29,000 for the three months ended June 30, 2017 and for the period from February 10, 2016 (inception) to June 30, 2016, respectively.

9. Subsequent Events

The Company has evaluated all material events or transactions that occurred after June 30, 2017 up to September 25, 2017 and noted no material subsequent events which would require disclosure.

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